UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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PIPER JAFFRAY COMPANIES
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(Name of person(s) filing proxy statement, if other than the registrant)
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Form of e-mail to individual employees to be sent beginning on April 20, 2015
TO: Employees
FROM: John Geelan
SUBJECT: ACTION REQUESTED - 2015 Annual Meeting: Please Vote Your Shares Immediately

Later today you will receive an email with instructions on voting your restricted PJC shares, and we are asking you to pay particular attention to this email and take action to vote.  You may have previously received instructions on how to access a copy of our proxy statement, annual report to stockholders, and your proxy card.   We urge you to read these materials, and, in particular, we want to highlight for you a proposal (Item 4 in the proxy statement) to increase the amount of PJC shares available for grant to current and prospective employees.

The proposal to increase shares available for grant under the plan will likely be opposed by proxy advisory firms, and votes from our employees will be critical to getting this proposal to pass.  If the proposal doesn’t pass, our ability to use equity as part of annual incentive compensation and as a tool to recruit and retain potential candidate will be severely limited.  We faced a similar situation in both 2008 and 2009, and the vote of our employees was instrumental in helping the equity plan proposals to pass.
As outlined in the proxy statement, we have more than offset the equity granted for compensation purchases through repurchase activity, and our equity grant practices has been a key component in attracting and rewarding employees.  Accordingly, our Board recommends that you vote “FOR” this equity plan proposal.  Please take a few minutes to vote your shares today after your receive an email with the subject “Important - Reminder to Vote Your PJC Shares.”  Also, please be sure and vote all your shares, including those that you hold in Street name, which may be represented by multiple proxy cards.
Thank you and please contact me if you have any questions.
Access to Piper Jaffray Companies' Proxy Statement for the Annual Meeting
Access Piper Jaffray Companies Annual Report to Stockholders